                                     AMENDED

                               PLAN OF CONVERSION

                                       OF

                          CLIFTON SAVINGS BANK, S.L.A.

                                  JUNE 11, 2003

                                     TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
1.   Introduction.......................................................................1

2.   Definitions........................................................................1

3.   General Procedure for Conversion...................................................6

4.   Total Number of Shares and Purchase Price of Conversion Stock......................7

5.   Subscription Rights of Eligible Account Holders (First Priority)...................8

6.   Subscription Rights of Tax-qualified Employee Stock Benefit
         Plans (Second Priority)........................................................9

7.   Subscription Rights of Supplemental Eligible Account Holders
         (Third Priority)...............................................................9

8.   Subscription Rights of Other Members (Fourth Priority)............................10

9.   Community Offering, Syndicated Community Offering and
         Other Offerings...............................................................11

10.  Limitations on Subscriptions and Purchases of Conversion Stock....................13

11.  Timing of Subscription Offering; Manner of Exercising Subscription
         Rights and Order Forms.......,,,,,............................................14

12.  Payment for Conversion Stock......................................................16

13.  Account Holders in Nonqualified States or Foreign Countries.......................17

14.  Voting Rights of Shareholders.....................................................18

15.  Liquidation Account...............................................................18

16.  Transfer of Deposit Accounts......................................................19

17.  Requirements Following Conversion for Registration, Market Making and
         Stock Exchange Listing........................................................19

18.  Directors and Officers of the Savings Bank........................................20


                                              i


19.  Requirements for Stock Purchases by Directors and Officers
         Following the Conversion......................................................20

20.  Restrictions on Transfer of Stock.................................................20

21.  Restrictions on Voting Holding Company Stock......................................21

22.  Adoption of New Jersey Stock Charter and Bylaws...................................21

23.  Tax Rulings or Opinions...........................................................21

24.  Stock Compensation Plans..........................................................21

25.  Dividend and Repurchase Restrictions on Stock.....................................22

26.  Payment of Fees to Brokers........................................................22

27.  Effective Date....................................................................22

28.  Amendment or Termination of the Plan..............................................22

29.  Interpretation of the Plan........................................................23














                                                ii


1.   INTRODUCTION.

     For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2.

     This Plan of Conversion (the "Plan") provides for the conversion of Clifton Savings Bank, S.L.A. (the "Savings Bank"), from a New Jersey state-chartered mutual savings and loan association to a New Jersey state-chartered stock savings and loan association. The Plan also provides that the Savings Bank shall operate as a wholly owned subsidiary of a stock holding company (the "Holding Company") and that non-transferable subscription rights to purchase the common stock of the Holding Company ("Conversion Stock") shall be granted to certain deposit account holders and borrower members of the Savings Bank pursuant to the Plan and in accordance with the regulations of the OTS and the Department. This Conversion will raise capital which will permit the Savings Bank to continue to grow and diversify its lending and investment activities thereby permitting the Savings Bank to further enhance its capabilities to serve the borrowing and other financial needs of the communities it serves. The larger capital base and the holding company structure will also facilitate possible acquisitions of other financial institutions or financial service companies.

     This Plan was adopted by the Board of Directors of the Savings Bank on April 15, 2003.

     This Plan is subject to the approval of the OTS and the Department and must be adopted by at least a majority of the total number of outstanding votes eligible to be cast by Voting Members at the Special Meeting.

2.   DEFINITIONS.

     As used in this Plan, the terms set forth below have the following meaning:

     ACTING IN CONCERT means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another Person or company ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such Tax- Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Board of Directors of the Savings Bank or Officers delegated by such Board and may be based on any evidence upon which the Board or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of the Holding Company and Savings Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

     ACTUAL PURCHASE PRICE means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

     AFFILIATE means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

     ASSOCIATE, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank or the Holding Company) of which such Person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Savings Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Savings Bank or any of their subsidiaries.

     CODE means the Internal Revenue Code of 1986, as amended.

     COMMUNITY OFFERING means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to such Persons within or without counties of Bergen, Essex and Passaic, New Jersey as may be selected by the Holding Company and the Savings Bank in their sole discretion and to whom a copy of the Prospectus is delivered by or on behalf of the Holding Company.

     CONTROL (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     CONVERSION means (i) the adoption of a New Jersey savings and loan association stock charter by the Savings Bank to authorize the issuance of shares of capital stock and otherwise to conform to the requirements of a stock savings and loan association organized under the laws of the State of New Jersey, (ii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein, and (iii) the purchase by the Holding Company of all of the capital stock of the Savings Bank to be issued by the Savings Bank in connection with its conversion from mutual to stock form.

     CONVERSION STOCK means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan of Conversion, or in the event the Holding Company structure is not used, the Savings Bank common stock to be issued and sold in the Offerings, which stock cannot and will not be insured by the FDIC.

     DEPARTMENT means the New Jersey Department of Banking and Insurance.

     DEPOSIT ACCOUNT means any withdrawable account as defined in Section 561.42 of the Rules and Regulations of the OTS, including a demand account as defined in Section 561.16 of the Rules and Regulations of the OTS.

     ELIGIBLE ACCOUNT HOLDER means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section 15 hereof.

     ELIGIBILITY RECORD DATE means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on March 31, 2002.

     ESOP means a Tax Qualified Employee Stock Benefit Plan adopted by the Holding Company and the Savings Bank in connection with the Conversion, the purpose of which shall be to acquire capital stock of the Holding Company, including Conversion Stock.

     ESTIMATED PRICE RANGE means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with
Section 4 hereof.

     FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

     HOLDING COMPANY means Clifton Savings Bancorp, Inc., a stock corporation to be organized under the laws of the State of Delaware. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the Savings Bank.

     HOLDING COMPANY COMMON STOCK means the common stock of the Holding Company, par value $.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

     INDEPENDENT APPRAISER means the independent investment banking or financial consulting firm retained by the Holding Company and the Savings Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

     INITIAL PURCHASE PRICE means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or Syndicated Community Offering.

     MEMBER means any Person qualifying as a member of the Savings Bank in accordance with its mutual charter and bylaws and the laws of New Jersey.

     OFFERINGS mean the Subscription Offering, the Community Offering and the Syndicated Community or Public Offering.

     OFFICER means the chairman of the board of directors, president, chief executive officer, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

     ORDER FORM means the form or forms to be provided by the Holding Company, containing all such terms and provisions as set forth in Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

     OTHER MEMBER means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

     OTS means the Office of Thrift Supervision or any successor thereto.

     PARTICIPANT means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder or Other Member.

     PERSON means an individual, a corporation, a partnership, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a government or any political subdivision thereof.

     PLAN and PLAN OF CONVERSION mean this Plan of Conversion as adopted by the Board of Directors of the Savings Bank and any amendment hereto approved as provided herein. The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its organization.

     PROSPECTUS means the one or more documents to be used in offering the Conversion Stock in the Offerings.

     PROXY STATEMENT means the document used to solicit approval of the Plan by Voting Members.

     PUBLIC OFFERING means an underwritten firm commitment offering to the public through one or more underwriters.

     QUALIFYING DEPOSIT means the aggregate balance of all Deposit Accounts in the Savings Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     SAVINGS BANK means Clifton Savings Bank, S.L.A.

     SAVINGS BANK BENEFIT PLANS includes, but is not limited to, Tax Qualified Employee Stock Benefit Plans and Non-Tax Qualified Employee Stock Benefit Plans.

     SAVINGS BANK COMMON STOCK means the common stock of the Savings Bank, par value $1.00 per share, which stock is not and will not be insured by the FDIC or any other governmental authority, all of which will be held by the Holding Company.

     SEC means the Securities and Exchange Commission.

     SPECIAL MEETING means the Special Meeting of Members of the Savings Bank called for the purpose of submitting this Plan, including adoption of a New Jersey savings and loan association stock charter and new bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a New Jersey chartered stock form savings and loan and association, to the Members for their approval, including any adjournments of such meeting.

     SUBSCRIPTION OFFERING means the offering of the Conversion Stock to Participants.

     SUBSCRIPTION RIGHTS mean nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDER means any Person, except directors and Officers of the Savings Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

     SUPPLEMENTAL ELIGIBILITY RECORD DATE, if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Savings Bank prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Savings Bank pursuant to this Plan of Conversion.

     SYNDICATED COMMUNITY OFFERING means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

     TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLAN means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Savings Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

     VOTING MEMBER means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Savings Bank in accordance with its mutual charter and bylaws.

     VOTING RECORD DATE means the date or dates for determining the eligibility of Members to vote at the Special Meeting.

3.   GENERAL PROCEDURE FOR CONVERSION.

     (a) The Savings Bank will take the necessary steps to prepare and file Applications for Conversion, including the Plan, together with all requisite material, with the OTS and the Department for approval. The Savings Bank also will cause notice of the adoption of the Plan by the Board of Directors of the Savings Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Savings Bank is located, and will cause copies of the Plan to be made available at each office of the Savings Bank for inspection by Members. The Savings Bank will post the notice of the filing of its Application for Conversion to the OTS in each of its offices and will again cause to be published, in accordance with the requirements of applicable regulations of the OTS and the Department, notices of the filing with each of the OTS and the Department of an Application for Conversion.

     (b) Promptly following receipt of requisite approval of the OTS and the Department, this Plan will be submitted to the Voting Members for their consideration and approval at the Special Meeting. The Savings Bank may, at its option, mail to all Voting Members as of the Voting Record Date, at their last known address appearing on the records of the Savings Bank, a proxy statement in either long or, to the extent permitted by applicable law and regulation, summary form describing the Plan which will be submitted to a vote of the Voting Members at the Special Meeting. If the Savings Bank provides a summary form Proxy Statement, the Savings Bank shall also mail to all Eligible Account Holders of the Savings Bank as of the Voting Record Date a letter informing them of their right to receive a Prospectus and Order Form for the purchase of Conversion Stock. Under such circumstances, Participants will be given the opportunity to request a Prospectus and Order Form and other materials relating to the Conversion by returning a postage prepaid card, which will be distributed with the Proxy Statement or letter. If the Plan is approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting, the Savings Bank shall take all other necessary organizational steps pursuant to applicable laws and regulations to amend its charter and bylaws to authorize the issuance of its capital stock to the Holding Company at the time the Conversion of the Savings Bank to stock form is consummated.

     (c) As soon as practicable after the adoption of the Plan by the Board of Directors of the Savings Bank, the Board of Directors of the Holding Company shall adopt the Plan by at least a two-thirds vote. The Holding Company shall submit or cause to be submitted to the OTS and the Department such applications as may be required for approval of the Holding Company's acquisition of the Savings Bank and a Registration Statement to the SEC to register the Conversion Stock under the Securities Act of 1933, as amended. The Holding Company shall also register the Conversion Stock under any applicable state securities laws, subject to Section 13 hereof. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if applicable, and Other Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof. The Holding Company shall purchase all of the capital stock of the Savings Bank with an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Savings Bank and as shall be approved by the OTS and the Department.

     (d) The Holding Company and the Savings Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering or Public Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

     (e) The Board of Directors of the Savings Bank may determine for any reason at any time prior to the issuance of the Conversion Stock not to utilize a holding company form of organization in the Conversion. In such event, the Holding Company's Registration Statement will be withdrawn from the SEC, the Savings Bank will take all steps necessary to complete the Conversion from the mutual to the stock form of organization, including filing any necessary additional documents with the OTS and the Department, and will issue and sell the Conversion Stock in accordance with the Plan of Conversion. Any subscriptions or orders received for Conversion Stock of the Holding Company shall be deemed to be subscriptions or orders for Conversion Stock of the Savings Bank without any further action by the Savings Bank or the subscribers for or purchasers of the Conversion Stock, unless any such further action is required by the SEC or the OTS or the Department, in which case the Savings Bank shall take any and all such necessary action to complete the Conversion. Any references to the Holding Company in this Plan shall mean the Savings Bank in the event the Board of Directors determines not to use the Holding Company structure in the Conversion.

4.   TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

     (a) The aggregate price at which shares of Conversion Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Holding Company and the Savings Bank, market, financial and economic conditions, a comparison of the Holding Company and the Savings Bank with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Holding Company and Savings Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS or the Department.

     (b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Savings Bank shall fix the Initial Purchase Price and the number of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Holding Company and the Savings Bank upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Holding Company and the Savings Bank in connection with such offering.

     (c) Subject to the approval of the OTS and the Department, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion or to fill the Order of the Tax-Qualified Employee Stock Benefit Plans, and under such circumstances the Holding Company and the Savings Bank may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY).

     (a) Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections 10 and 13 hereof.

     (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders shall be subordinated to the priority rights of the ESOP to purchase shares in excess of the Maximum Shares, as defined in Section 6 below. Subscription Rights of Eligible Account Holders who are also directors or Officers of the Holding Company or the Savings Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6. SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY).

     Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the Holding Company Common Stock issued in the Conversion, including any shares of Holding Company Common Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible Account Holders; provided, however, that in the event that the total number of shares of Conversion Stock is increased to any amount greater than the number of shares representing the maximum of the Estimated Price Range as set forth in the Prospectus ("Maximum Shares"), the ESOP shall have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 8% of Holding Company Common Stock issued in the Conversion. Shares of Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 6 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the OTS and the Department, the Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Savings Bank to fail to meet any applicable regulatory capital requirement.

7.   SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD
     PRIORITY).

     (a) In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental

Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights under Sections 5 and 6 hereof.

     (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 7(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 5(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders whose orders are unfilled, provided that no fractional shares shall be issued.

8.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY).

     (a) Each Other Member shall receive, without payment, Subscription Rights to purchase up to the greater of (i) $500,000 of Conversion Stock in the Subscription Offering (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering) and (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, subject to Sections 10 and 13 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

     (b) If, pursuant to this Section 8, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares shall be allocated among subscribing Other Members on a pro rata basis in the same proportion as each such Other Member's subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

     (a) If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock.

     (b) In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given first to natural persons and trusts of natural persons residing in Bergen, Essex and Passaic counties, New Jersey ("Preferred Subscribers").

     (c) A Prospectus and Order Form shall be furnished to such Persons as the Holding Company and the Savings Bank may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Holding Company and the Savings Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled order bears to the total unfilled orders of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.

     (d) The amount of Conversion Stock that any Person may purchase in the Community Offering shall not exceed $500,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock, subject to any required regulatory approval but without the further approval of Members; and provided further that to the extent applicable, and subject to the preferences set forth in Section 9(b) and (c) of this Plan and the limitations on purchases of Conversion Stock set forth in this
Section 9(d) and Section 10 of this Plan, orders for Conversion Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Savings Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Savings Bank with any required regulatory approval.

     (e) Subject to such terms, conditions and procedures as may be determined by the Holding Company and the Savings Bank, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Holding Company and the Savings Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $500,000 of Conversion Stock, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock, subject to any required regulatory approval but without the further approval of Members; and provided further that, to the extent applicable, and subject to the limitations on purchases of Conversion Stock set forth in this Section 9(e) and
Section 10 of this Plan, orders for Conversion Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The Holding Company and the Savings Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Holding Company and the Savings Bank with any required regulatory approval.

     (f) The Holding Company and the Savings Bank may sell any shares of Conversion Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Savings Bank and the Holding Company, subject to any required regulatory approval or consent.

     (g) If for any reason a Syndicated Community Offering or Public Offering of shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Holding Company and the Savings Bank shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS and the Department.

10.  LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

     The following limitations shall apply to all purchases of Holding Company Common Stock in the Conversion:

     (a) The maximum number of shares of Conversion Stock which may be purchased in the Conversion by the ESOP shall not exceed 8%, and all Tax-Qualified Employee Stock Benefit Plans shall not exceed 10%, of the total number of shares of Holding Company Common Stock issued in the Conversion, in each instance, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings; provided, however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Plan Participant in his or her individual capacity as a Participant or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(a).

     (b) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof, and certain Eligible Account Holders and Supplemental Eligible Account Holders, as set forth in Sections 5(a)(ii) and (iii) and 7(a)(ii) and (iii) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Holding Company Common Stock that any Person, any Person together with any Associates, or Persons otherwise Acting in Concert may, directly or indirectly, subscribe for or purchase in the Conversion, shall not exceed 1.0% of the total number of shares of Holding Company Common Stock issued in the Conversion.

     (c) The number of shares of Conversion Stock that directors and Officers of the Holding Company or the Savings Bank and their Associates may purchase in the aggregate in the Offerings shall not exceed 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

     (d) No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

     (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) directors, Officers and employees of the Holding Company, the Savings Bank or their subsidiaries shall not be deemed to be Associates or a group Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(b) hereof, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Savings Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual's purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

     (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, the Holding Company and the Savings Bank may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Holding Company Common Stock in the Conversion whether prior to, during or after the Subscription Offering, Community Offering and/or Syndicated Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Holding Company and the Savings Bank shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

     (g) The Holding Company and the Savings Bank shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Holding Company and the Savings Bank and their respective Boards shall be free from any liability to any Person on account of any such action.

11. TIMING OF SUBSCRIPTION OFFERING; MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.

     (a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the proxy statement to be used in connection with the Special Meeting. The Subscription Offering may be closed before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members at the Special Meeting.

     (b) The exact timing of the commencement of the Subscription Offering shall be determined by the Holding Company and the Savings Bank in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Holding Company and the Savings Bank may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Holding Company and the Savings Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

     (c) The Holding Company and the Savings Bank shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof. To the extent permitted by applicable law and regulation, the Holding Company and the Savings Bank may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Holding Company and the Savings Bank by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed prior to the expiration of 30 days after the mailing by the Holding Company and the Savings Bank of the postage-paid card to Participants.

     (d) A single Order Form for all Deposit Accounts maintained with the Savings Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Savings Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a subscription right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

     (e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Holding Company and the Savings Bank. The Holding Company and the Savings Bank may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Holding Company and the Savings Bank, along with full payment (or authorization for full payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Holding Company and the Savings Bank by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

     (f) The Holding Company and the Savings Bank shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received;
(iii) not accompanied by the proper and full payment (or authorization of withdrawal for full payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (iv) submitted by a Person whose representations the Holding Company and the Savings Bank believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Savings Bank by the Untied States Postal Service or the Savings Bank is unable to locate the addressee, or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Holding Company and the Savings Bank may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Holding Company and the Savings Bank of the terms and conditions of the Order Forms shall be final and conclusive.

12.  PAYMENT FOR CONVERSION STOCK.

     (a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Savings Bank. The Savings Bank, in its sole and absolute discretion, may also elect to receive payment for shares of Conversion Stock by wire transfer. In addition, the Holding Company and the Savings Bank may elect to provide Participants and/or other Persons who have a Deposit Account with the Savings Bank the opportunity to pay for shares of Conversion Stock by authorizing the Savings Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. Payment may also be made by a Participant using funds held for such Participant's benefit by a Savings Bank Benefit Plan to the extent that such plan allows participants or any related trust established for the benefit of such participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Savings Bank shall refund the difference to all Participants and other Persons, unless the Holding Company and the Savings Bank choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Savings Bank shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Savings Bank chooses to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted by them.

     (b) Consistent with applicable laws and regulations and policies and practices of the OTS and the Department, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or the Savings Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

     (c) If a Participant or other Person authorizes the Savings Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Savings Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Savings Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Holding Company and the Savings Bank.

     (d) The Savings Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

     (e) The Savings Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

     (f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.  ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.

     The Holding Company and the Savings Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which all of the following apply: (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Holding Company or the Savings Bank or their respective directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Holding Company or the Savings Bank would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Holding Company and the Savings Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

14.  VOTING RIGHTS OF SHAREHOLDERS.

     Following consummation of the Conversion, voting rights with respect to the Savings Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Savings Bank's outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock.

15.  LIQUIDATION ACCOUNT.

     (a) At the time of the Conversion, the Savings Bank shall establish a liquidation account in an amount equal to the Savings Bank's net worth as reflected in its latest statement of financial condition contained in the final Prospectus used in the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the Savings Bank who maintain such accounts in the Savings Bank following the Conversion to a priority to distributions in the unlikely event of a liquidation of the Savings Bank subsequent to the Conversion.

     (b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Savings Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15 as the "subaccount balance." All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in Section 15(d) hereof.

     (c) In the event of a complete liquidation of the Savings Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Savings Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Savings Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any such transaction, the liquidation account shall be assumed by the surviving entity.

     (d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental

Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

     (e) If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any March 31 annual closing date, commencing on or after the effective date of the Conversion, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates, or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if any, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Savings Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

     (f) Subsequent to the Conversion, the Savings Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Savings Bank, or repurchase any of the capital stock of the Savings Bank, if such dividend or repurchase would reduce the Savings Bank's regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

         (g) For purposes of this Section 15, a Deposit Account includes a predecessor or successor account which is held by an Account Holder with the same social security number.

16.  TRANSFER OF DEPOSIT ACCOUNTS.

     Each Deposit Account in the Savings Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Savings Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Savings Bank immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Savings Bank shall not, as such holders, have any voting rights.

17. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

     In connection with the Conversion, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The

Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock, and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

18.  DIRECTORS AND OFFICERS OF THE SAVINGS BANK.

     Each person serving as a director or Officer of the Savings Bank at the time of the Conversion shall continue to serve as a director or Officer of the Savings Bank for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

19. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION.

     For a period of three years following the Conversion, the directors and Officers of the Holding Company and the Savings Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding Holding Company Common Stock, and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of shareholder approval of such plan) which may be attributable to individual Officers or directors. The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20.  RESTRICTIONS ON TRANSFER OF STOCK.

     All shares of Conversion Stock which are purchased by Persons other than directors and Officers of the Holding Company or the Savings Bank shall be transferable without restriction. Shares of Conversion Stock purchased by directors and Officers of the Holding Company or the Savings Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by the Holding Company to such directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

          "The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate."

In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock. The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.  RESTRICTIONS ON VOTING HOLDING COMPANY COMMON STOCK.

     The Certificate of Incorporation of the Holding Company shall provide that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares shall be entitled or permitted to any vote in respect to any shares held in excess of 10%.

22.  ADOPTION OF NEW JERSEY STOCK CHARTER AND BYLAWS.

     As part of the Conversion, the Savings Bank shall take all appropriate steps to adopt a New Jersey stock charter and bylaws to authorize the issuance of capital stock and otherwise to read in a form consistent with a New Jersey state-chartered stock form savings and loan association.

23.  TAX RULINGS OR OPINIONS.

     Consummation of the Conversion is conditioned upon prior receipt by the Holding Company and the Savings Bank of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to New Jersey tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Holding Company and the Savings Bank or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

24.  STOCK COMPENSATION PLANS.

     (a) The Holding Company and the Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation an employee stock ownership plan.

     (b) Subsequent to the Conversion, the Holding Company and the Savings Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted stock plans, provided however that, with respect to any such plan implemented during the one-year period subsequent to the date of consummation of the Conversion, any such plan: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of

Members and in the Prospectus; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion; (iii) in the case of management or employee recognition or grant plans, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion; (iv) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Holding Company Common Stock no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the OTS.

     (c) Existing, as well as any newly-created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

     (d) The Holding Company and the Savings Bank are authorized to enter into employment or severance agreements with their executive officers.

25.  DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

     (a) Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

     (b) The Savings Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Savings Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Savings Bank's capital stock also shall be in compliance with Section
563.146 of the Rules and Regulations of the OTS, or any successor thereto.

26.  PAYMENT OF FEES TO BROKERS.

     The Savings Bank may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

27.  EFFECTIVE DATE.

     The effective date of the Conversion shall be the date of the closing of the sale of all shares of Conversion Stock. The closing of the sale of all shares of Conversion Stock sold in the Offerings shall occur simultaneously and shall be conditioned upon the prior receipt of all requisite regulatory and other approvals.

28.  AMENDMENT OR TERMINATION OF THE PLAN.

     If deemed necessary or desirable by the Board of Directors of the Savings Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Members to vote on the Plan and at any time thereafter with the concurrence of the OTS and, if applicable, the Department. Any amendment to this Plan made after approval by the Members with the concurrence of the OTS and, if applicable, the Department, shall not necessitate further approval by the Members unless otherwise required by the OTS and, if applicable, the Department. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the earlier of the Special Meeting, this Plan may be terminated by the Board of Directors of the Savings Bank without approval of the OTS or the Department; after the Special Meeting, the Board of Directors may terminate this Plan only with the approval of the OTS and, if applicable, the Department.

29.  INTERPRETATION OF THE PLAN.

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Holding Company and Savings Bank shall be final, subject to the authority of the OTS and, if applicable, the Department.

                                                                      Appendix A

                          CERTIFICATE OF INCORPORATION
                                       OF
                          CLIFTON SAVINGS BANK, S.L.A.


     SECTION 1. CORPORATE TITLE. The name of the savings association is Clifton Savings Bank, S.L.A. (the "Savings Bank").

     SECTION 2. OFFICE. The principal place of business of the Savings Bank shall be located at 1433 Van Houten Avenue, Clifton, New Jersey.

     SECTION 3. PURPOSE AND POWERS. The Savings Bank is incorporated to operate as a capital stock savings association pursuant to the New Jersey Savings and Loan Act (1963), as amended (N.J.S.A. 7:12B-l et seq.), for the purposes stated in such Act. The Savings Bank has and may exercise all express, implied and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitutions and laws of the United States and the State of New Jersey as they are now in effect, or as they may hereafter be amended.

     SECTION 4. CAPITAL STOCK. The total number of shares of all classes of capital stock that the Savings Bank has the authority to issue is five thousand (5,000), of which four thousand (4,000) shall be common stock, par value $1.00 per share, and of which one thousand (1,000) shall be preferred stock, par value $1.00 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of stockholders, except as otherwise provided in this Section 4 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Savings Bank. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the Savings Bank, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Savings Bank, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Savings Bank which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

     Nothing contained in this Section 4 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share. PROVIDED, that this restriction on voting separately by class or series shall not apply:

          (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

          (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Savings Bank with another corporation, or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Savings Bank if the preferred stock is exchanged for securities of such other corporation: Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the New Jersey Department of Banking and Insurance or the Office of Thrift Supervision;

          (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this
                Section 4 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving association in a merger or consolidation for the Savings Bank, shall not be considered to be such an adverse change.

     A description of the different classes and series (if any) of the Savings Bank's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock and a statement of the authority of the board of directors to divide the preferred stock into classes or series or both and to determine or change for any such class or series its designation, number of shares, relative rights, preferences and limitations are as follows:

     A. COMMON STOCK. Except as provided in this Section 4 the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

     In the event of any liquidation, dissolution, or winding up of the Savings Bank, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Savings Bank available for distribution remaining after: (i) payment or provision for payment of the Savings Bank's debts and liabilities, including the withdrawal of all accounts and deposits; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Savings Bank. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock in the event of such liquidation, dissolution or winding up of the Savings Bank.

     B. PREFERRED STOCK. The Savings Bank may provide for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

          (a) The distinctive serial designation and the number of shares constituting such series;

          (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

          (c) The voting powers, full or limited, if any, of the shares of such series;

          (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

          (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Savings Bank;

          (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

          (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Savings Bank and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

          (h) The price or other consideration for which the shares of such series shall be issued; and

          (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

     Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

     The board of directors shall have authority to divide any authorized class of preferred stock into classes, or into classes or series, within the limitations set forth in this section, and to determine or change for any class or series its designation, number of shares, relative rights, preferences and limitations.

     SECTION 5. INCORPORATION. The name, residence, post office address and occupation of each incorporator of the Savings Bank are as follows:


          NAME                    RESIDENCE AND ADDRESS                      OCCUPATION
-------------------------  ---------------------------------  -----------------------------------------
John A. Celentano, Jr.     200 E. 74th Street                 Chairman of the Board of Directors,
                           New York, NY  10021                Clifton Savings Bank, S.L.A.

Raymond L. Sisco           23 Ehrle Place                     President, Cin Ray Realty, Inc.
                           Clifton, NJ 07012
Frank J. Hahofer           459 Passaic Avenue                 Retired Textile Engraver
                           Apt. 281
                           West Caldwell, NJ 07006-7461
Thomas A. Miller           470 Grove Street                   Owner: T.A. Miller & Co., Inc.
                           Clifton, NJ  07013
John H. Peto               22 Whipple Road                    Retired Owner, The Peto Agency - Real
                           Wayne, NJ  07470                   Estate and Insurance
Joseph C. Smith            50 Fradkin Street                  President, Smith-Sondy Construction Co.
                           Wallington, NJ 07057
John Stokes                291 Briarwood Drive                Retired President, Stokes Dairy
                           Wyckoff, NJ  07481

     SECTION 6. PREEMPTIVE RIGHTS. Holders of the capital stock of the Savings Bank shall not be entitled to preemptive rights with respect to any shares of the Savings Bank which may be issued.

     SECTION 7. DIRECTORS. The Savings Bank shall be under the direction of a board of directors. The authorized number of directors, as stated in the Savings Bank's bylaws, shall not be less than five or more than fifteen except when a greater number is approved by the board of directors.

     The number of directors constituting the initial board of directors upon organization of the Savings Bank is seven. The first board of directors, to serve until the first annual meeting of the Savings Bank, is comprised of the following individuals:


    John A. Celentano, Jr.
    Raymond L. Sisco
    Frank J. Hahofer
    Thomas A. Miller
    John H. Peto
    Joseph C. Smith
    John Stokes

     SECTION 8. LIABILITY OF DIRECTORS. No director or officer of the Savings Bank shall be personally liable to the Savings Bank or its stockholders for damages for breach of any duty owed to the Savings Bank or its stockholders except that this Section 8 shall not relieve any director from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Savings Bank or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. As used in this Section 8, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the Savings Bank or its stockholders in connection with a matter in which he has a material conflict of interest.

     If the New Jersey Savings and Loan Act (1963), as amended, as presently enacted is amended after the date hereof to authorize further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Savings Bank shall be eliminated or limited to the fullest extent permitted by the New Jersey Savings and Loan Act (1963), as amended. Any repeal or modification of this Section 8 by the stockholders of the Savings Bank shall be prospective only and shall not adversely affect any right or protection of a director or officer existing at the time of such repeal or modification.

     SECTION 9. INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES. Any person shall be indemnified or reimbursed by the Savings Bank for reasonable expenses, including, but not limited to, attorney fees, actually incurred by him in connection with any action, suit or proceeding, instituted or threatened, judicial or administrative, civil or criminal, to which he is made a party by reason of his being or having been a director, officer or employee of the Savings Bank; PROVIDED, HOWEVER, that no person shall be so indemnified or reimbursed, nor shall he retain any advancement or allowance for indemnification which may have been made by the Savings Bank in advance of final disposition in relation to such action, suit or proceeding in which, and to the extent that, he finally shall be adjudicated to have been guilty of a breach of good faith, to have been negligent in the performance of his duties or to have committed an action or failed to perform a duty for which there is a common law or statutory liability; and, PROVIDED FURTHER, that a person may, with the approval of the New Jersey Department of Banking and Insurance, be so indemnified or reimbursed for:

     (1) Amounts paid in compromise or settlement of any action, suit or proceeding, including reasonable expenses incurred in connection therewith; or

     (2) Reasonable expenses, including fines and penalties, incurred in connection with a criminal civil action, suit or proceeding in which such person has been adjudicated guilty, negligent or liable, if it shall be determined by the board of directors and by the New Jersey Department of Banking and Insurance that such person was acting in good faith and in what he believed to be the best interest of the Savings Bank and without knowledge that the action was illegal, and if such indemnification or reimbursement is approved at an annual or special meeting of the stockholders by a majority of the votes eligible to be cast. Amounts paid to the Savings

Bank, whether pursuant to judgment or settlement, by any person within the meaning of this section shall not be indemnified or reimbursed in any case.

     SECTION 10. LIQUIDATION ACCOUNT. Pursuant to the requirements of N.J.A.C. ss.3:32 and 12 CFR ss.563b.3, the Savings Bank shall establish and maintain a liquidation account for the benefit of its savings account holders as of __________, ____ and __________, ____ ("eligible savers"). In the event of a complete liquidation of the Savings Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Savings Bank's eligible savers' inchoate interest in the liquidation account, to the extent it is still in existence; provided, that an eligible saver's inchoate interest in the liquidation account shall not entitle such eligible saver to any voting rights at meetings of the Savings Bank's stockholders.

     SECTION 11. PERPETUAL EXISTENCE. The Savings Bank shall have a perpetual existence, subject to liquidation and dissolution as provided by law.

     SECTION 12. AMENDMENT OF CERTIFICATE. Except as provided in Section 4, no amendment, addition, alteration, change, or repeal of this Certificate of Incorporation shall be made, unless such is first approved by the board of directors of the Savings Bank, approved by the stockholders by a majority of the total votes eligible to be cast and submitted to the Commissioner of Banking of the State of New Jersey for action as specified by law or regulation.

     SECTION 13. SUBSCRIBED SHARES. The total amount of capital stock purchased by the Savings Bank's holding company as of the date of this Certificate of Incorporation is one thousand (1,000) and the total amount of holding company stock subscribed for by each incorporator as of the date of this Certificate of Incorporation is as follows:

                                        Number of Shares
                                        ----------------

            John A. Celentano, Jr.
            Raymond L. Sisco
            Frank J. Hahofer
            Thomas A. Miller
            John H. Peto
            Joseph C. Smith
            John Stokes

     The undersigned incorporators are of the age of eighteen years or over.

     IN WITNESS WHEREOF, this Certificate has been executed this ___ day of __________, 200_.

                                           Signature:


                                           -------------------------------------
                                           John A. Celentano, Jr.


                                           -------------------------------------
                                           Raymond L. Sisco


                                           -------------------------------------
                                           Frank J. Hahofer


                                           -------------------------------------
                                           Thomas A. Miller


                                           -------------------------------------
                                           John H. Peto


                                           -------------------------------------
                                           Joseph C. Smith


                                           -------------------------------------
                                           John Stokes

                                                                      Appendix B

                                    BYLAWS OF
                          CLIFTON SAVINGS BANK, S.L.A.


                             ARTICLE I. HOME OFFICE

     The home office of Clifton Savings Bank, S.L.A. (the"Savings Bank") is 1433 Van Houten Avenue, Clifton, New Jersey.

                            ARTICLE II. SHAREHOLDERS

     SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the Savings Bank or at such other place in the State as the board of directors may determine.

     SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the Savings Bank for the election of directors and for the transaction of any other business of the Savings Bank shall be held annually within 150 days after the end of the Savings Bank's fiscal year and at such time as the board of directors may determine.

     SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called at any time by the chairman of the board or a majority of the board of directors, and shall be called by the chairman of the board upon the written request of the holders of not less than ten percent of all the outstanding capital stock of the Savings Bank entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Savings Bank addressed to the chairman of the board or the secretary.

     SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with the rules and procedures adopted by the board of directors unless otherwise prescribed by these bylaws. The board of directors shall designate, when present, the chairman of the board or such other person as designated by the board of directors to preside at such meetings.

     SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the stockholder of record at the address as it appears on the stock transfer books or records of the Savings Bank as of the record date prescribed in Section 6 of this Article II, with postage prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

     SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to, or dissent from, any proposal without a meeting, or for the purposes of determining shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment.

     SECTION 7. VOTING LISTS. At least 10 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the Savings Bank shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the Savings Bank and shall be subject to inspection by any shareholder of record or the shareholder's agent at any time during usual business hours, for a period of 10 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection by any shareholder of record or the shareholder's agent during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

     SECTION 8. QUORUM. A majority of the outstanding shares of the Savings Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number of shareholders voting together or voting by classes is required by law or the Certificate of Incorporation. Directors, however, are elected by a plurality of the votes cast at an election of directors.

     SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies may be given telephonically or electronically as long as the holder uses a procedure for verifying the identity of the shareholder. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

     SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. When ownership stands in the name of two or more persons, in the absence of written directions to the Savings Bank to the contrary, at any meeting of the shareholders of the Savings Bank any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

     SECTION 11. VOTING OF SHARES BY CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his or her name. Shares outstanding in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer into his or her name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee, shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the Savings Bank, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Savings Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     SECTION 12. CUMULATIVE VOTING. Shareholders shall not be entitled to cumulate their votes for election of directors.

     SECTION 13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting, or at the meeting by the chairman of the board.

     The duties of such inspectors shall include: determining the number of shares and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

     SECTION 14. NOMINATING COMMITTEE. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 15 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in the principal place of business of the Savings Bank. No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Savings Bank at least 60 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in the principal place of business of the Savings Bank. Ballots bearing the names of all persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 15 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

     SECTION 15. NEW BUSINESS. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Savings Bank at least 15 days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 60 days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place at least 60 days thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees; but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

     SECTION 16. ACTION BY CONSENT OF SHAREHOLDERS. Any action required to be taken at a meeting of shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

                         ARTICLE III. BOARD OF DIRECTORS

     SECTION L. GENERAL POWERS. The business and affairs of the Savings Bank shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board from among its members and, when present, the chairman of the board shall preside at its meetings. If the chairman of the board is not present, the vice chairman shall preside at its meetings.

     SECTION 2. NUMBER AND TERM. The board of directors shall consist of seven
(7) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

     SECTION 3. REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this bylaw following the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, for the holding of additional regular meetings without other notice than such resolution. Directors may participate in a meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time. Participation by such means shall constitute presence in person for all purposes.

     SECTION 4. QUALIFICATION. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the Savings Bank unless the Savings Bank is a wholly owned subsidiary of a holding company.

     SECTION 5. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by such persons.

     Members of the board of directors may participate in special meetings by use of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person for all purposes.

     SECTION 6. NOTICE. Written notice of any special meeting shall be given to each director at least 24 hours prior thereto when delivered personally or by telegram, or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed, when delivered to the telegraph company if sent by telegram or when the Savings Bank receives notice of delivery if electronically transmitted. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     SECTION 7. QUORUM. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

     SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by applicable regulation or by these bylaws.

     SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

     SECTION 10. RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the home office of the Savings Bank addressed to the chairman of the board. Unless otherwise specified such resignation shall take effect upon receipt by the chairman of the board. The Board may, in its discretion by a majority vote, remove any director who has been absent without authority of the board from three consecutive meetings of the board.

     SECTION 11. VACANCIES. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

     SECTION 12. COMPENSATION. Directors, as such, may receive a stated compensation for their services. By resolution of the board of directors, a reasonable fixed sum or such other compensation, including reasonable expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for attendance at committee meetings as the board of directors may determine.

     SECTION 13. PRESUMPTION OF ASSENT. A director of the Savings Bank who is present at a meeting of the board of directors at which action on any Savings Bank matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Savings Bank within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

     SECTION 14. REMOVAL OF DIRECTORS. Any director may be removed for cause by a two-thirds vote of the board. In addition to the foregoing, any director, or the entire board of directors, may be removed from office at any time, but only for cause and upon the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the then outstanding shares of capital stock of the Savings Bank entitled to vote generally in the election of directors.

                   ARTICLE IV. EXECUTIVE AND OTHER COMMITTEES

     SECTION L. APPOINTMENT. The board of directors, by resolution adopted by a majority of the full board, may designate the chairman of the board and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

     SECTION 2. AUTHORITY. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the Certificate of Incorporation or bylaws of the Savings Bank, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease or other disposition of all or substantially all of the property and assets of the Savings Bank otherwise than in the usual and regular course of its business; a voluntary dissolution of the Savings Bank; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

     SECTION 3. TENURE. Subject to the provisions of Section 8 of this Article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her or her designation and until a successor is designated as a member of the executive committee.

     SECTION 4. MEETINGS. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

     SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

     SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

     SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

     SECTION 8. RESIGNATIONS AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the chairman of the board or secretary of the Savings Bank. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

     SECTION 10. OTHER COMMITTEES. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Savings Bank and may prescribe the duties, constitution and procedures thereof.

                               ARTICLE V. OFFICERS

     SECTION 1. POSITIONS. The officers of the Savings Bank shall be a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the chairman of the board as an officer. The offices of the secretary and treasurer may be held by the same person and a vice president may also be either the secretary or the treasurer. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Savings Bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the Savings Bank shall be elected annually at the first meeting of the board of directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The board of directors may authorize the Savings Bank to enter into an employment contract with any officer in accordance with regulations; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with
Section 3 of this Article V.

     SECTION 3. REMOVAL. Any officer may be removed by the board of directors whenever in its judgment the best interests of the Savings Bank will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.

     SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

     SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the board of directors.

     SECTION 6. LIMITATION OF DIRECTOR OR OFFICER LIABILITY. No director or officer of the Savings Bank shall be personally liable to the Savings Bank or its members for damages for breach of any duty owed to the Savings Bank or its members except as set forth in N.J.S.A. 17:12B-38.1.

                ARTICLE VI. CONTRACTS, LOANS, CHECKS AND DEPOSITS

     SECTION 1. CONTRACTS. Except as otherwise prescribed by these bylaws with respect to certificates for shares, the board of directors may authorize any officer, employee, or agent of the Savings Bank to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Savings Bank. Such authority may be general or confined to specific instances.

     SECTION 2. LOANS. No loans shall be contracted on behalf of the Savings Bank and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

     SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Savings Bank shall be signed by one or more officers, employees or agents of the Savings Bank in such manner as shall from time to time be determined by the board of directors.

     SECTION 4. DEPOSITS. All funds of the Savings Bank not otherwise employed shall be deposited from time to time to the credit of the Savings Bank in any duly authorized depositories as the board of directors may select.

                      ARTICLE VII. CERTIFICATES FOR SHARES
                               AND THEIR TRANSFER

     SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the Savings Bank shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by the chairman of the board or by any other officer of the Savings Bank authorized by the board of directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Savings Bank itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Savings Bank.

     All certificates surrendered to the Savings Bank for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and cancelled, except that in case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Savings Bank as the board of directors may prescribe.

     SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the Savings Bank shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his or her attorney authorized by a duly executed power of attorney and filed with the Savings Bank. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Savings Bank shall be deemed by the Savings Bank to be the owner for all purposes.

                     ARTICLE VIII. FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Savings Bank shall end on March 31 of each year. The Savings Bank shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors. The appointment of such accountants shall be subject to annual ratification by the shareholders.

                              ARTICLE IX. DIVIDENDS

     Subject to the terms of the Savings Bank's Certificate of Incorporation, the board of directors may, from time to time, declare, and the Savings Bank may pay, dividends on its outstanding shares of capital stock.

                            ARTICLE X. CORPORATE SEAL

     The board of directors shall provide a Savings Bank seal, which shall be two concentric circles between which shall be the name of the Savings Bank. The year of incorporation or an emblem may appear in the center.

                             ARTICLE XI. AMENDMENTS

     These bylaws may be amended in a manner consistent with regulations of the New Jersey Department of Banking and Insurance and at any time by a majority vote of the full board of directors, or by a majority vote of the votes cast by the shareholders of the Savings Bank at any legal meeting.

                           ARTICLE XII. NEW JERSEY LAW

     Any provision required by New Jersey law to be included in these bylaws shall be deemed to be included herein and to the extent any other provision of these bylaws is inconsistent with any such required provisions, the required provisions shall govern.